                                                                      Exhibit 12
                                                                      ----------

                     ARGO-TECH CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                              Fiscal Year Ended

                                    October 25,   October 31,   October 30,    October 28,     October 27,
                                        1997         1998          1999           2000             2001
                                    -----------   -----------   -----------    -----------     -----------
                                                            (Dollars in Thousands)
Historical:
     Income from operations          $26,650        $28,059        $33,846        $25,352        $38,159
     Other, net                         (404)          (268)          (516)          (402)           (51)
                                     -------        -------        -------        -------        -------
Earnings as Adjusted                 $27,054        $28,327        $34,362        $25,754        $38,210
                                     =======        =======        =======        =======        =======
     Fixed charges:
     Interest expense                $12,827        $21,030        $25,003        $25,644        $24,534
                                     =======        =======        =======        =======        =======
Ratio of Earnings to Fixed               2.1x           1.3x           1.4x           1.0x           1.6x
Charges